Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statements (Numbers 33-19713 and 33-86878) on Forms S-8 of our reports dated February 13, 1998 on the consolidated financial statements and schedule included in the Annual Report on Form 10-K of Cineplex Odeon Corporation for the year ended December 31, 1997.



KPMG

Chartered Accountants

Toronto, Canada
March 18, 1998